EXHIBIT 10.4
AGREEMENT FOR RESTRICTED STOCK AWARD
This Agreement for Restricted Stock Award (the "Agreement") is between FIRST FINANCIAL BANCORP, an Ohio corporation (the "Corporation"), and <Participant Name> (the "Grantee") who, as of <Enter Grant Date> which is the date of this Agreement, is an employee of the Corporation or a Subsidiary (as defined below).
WHEREAS, the Corporation established the Amended and Restated 2012 Stock Plan (the "Plan") and a Committee of the Board of Directors of the Corporation designated in the Plan (the "Committee") approved the execution of this Agreement containing the Restricted Stock Award to the Grantee upon the terms and conditions set forth in this Agreement.
WHEREAS, a Prospectus is delivered to the Director simultaneously with this Agreement and is attached as Appendix A.

NOW THEREFORE, in consideration of the mutual obligations contained herein, it is hereby agreed:

1.
Award of Restricted Stock. The Corporation hereby awards to Grantee as of the date of this Agreement <Enter Number of Shares Granted> shares of restricted Common Stock of the Corporation ("Common Stock"), without par value, in consideration of services to be rendered.

2.
Restrictions on Transfer. The shares of restricted Common Stock so received by the Grantee and any additional shares attributable thereto received by the Grantee as a result of any stock dividend, recapitalization, merger, reorganization or similar event are subject to the restrictions set forth herein and may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restriction Period, except as permitted hereby.

3.
Restriction Period. The Restriction Period as used in this Agreement shall mean the period that begins as of the date of this Agreement and ends with respect to the restricted Common Stock granted under this Agreement as of the applicable anniversary date(s) of the date of this Agreement (the "Anniversary Dates") as set forth below in the Vesting Schedule. The ending of the Restriction Period also may be referred to in this Agreement as the vesting of the restricted Common Stock or as when the Common Stock vests.

Vesting Schedule
Shares of Common Stock
Anniversary Date        First Eligible to Vest on
Group        of this Agreement        Indicated Anniversary Date
A        1st anniversary date            33.33%
B        2nd anniversary     date            33.33%
C        3rd anniversary date            33.34%

Notwithstanding the foregoing or anything in this Agreement to the contrary, if the Committee determines that (i) there has been a Change in Control (as such term is defined in the Plan), and (ii) within 12 months following the Change in Control the Grantee experiences either a material reduction in base compensation of at least 10%, or loss of employment other than for Cause, the Restriction Period ends with respect to such shares of restricted Common Stock as of the date such reduction in base compensation or loss of employment becomes effective. At such time, all Common Stock shall become fully vested and transferable.

4.
Forfeiture. Notwithstanding any other provision of this Agreement, Grantee hereby agrees that if his or her employment with the Corporation or a Subsidiary is terminated for any reason, voluntarily or involuntarily, whether by retirement, resignation or dismissal for cause or otherwise, and such termination is prior to the end of the Restriction Period applicable to any shares of the restricted Common Stock, the Grantee's ownership and all related rights with respect to all shares of Common Stock for which the Restriction Period has not ended as of the date that the termination of employment occurs will be forfeited automatically as of the date that such termination of employment occurs, and the Corporation automatically will become the sole owner of such shares as of such date.

Notwithstanding the foregoing, upon the termination of Grantee's employment with the Corporation as a result of Grantee's death or disability, as determined by the Committee, the Restriction Period shall lapse as to all shares of restricted Common Stock, and all Common Stock shall become fully vested and transferable.
A transfer of the Grantee's employment between Subsidiaries or between any Subsidiary and the Corporation will not be considered a termination of employment for purposes of this Agreement. Notwithstanding the foregoing, a Grantee's employment will be considered terminated for purposes of this Agreement as of the date that the Grantee's employing Subsidiary ceases to be a Subsidiary for any reason, unless prior to or as of such date the Grantee's employment is transferred to the Corporation or to a remaining Subsidiary.

5.	Clawback Provision.

The shares of restricted Common Stock so received by the Grantee and any additional shares attributable thereto received by the Grantee as a result of any stock dividend, recapitalization, merger, reorganization or similar event are subject to any Corporation clawback policy as may be amended from time to time.

6.	Issuance of Stock Awards.

(a)
Upon award of the restricted Common Stock to the Grantee shares of restricted Common Stock shall be evidenced by a book entry registration by the Corporation for the benefit of the Grantee. Each such registration will be held by the Corporation or its agent. Any restricted Common Stock of the Corporation resulting from any stock dividend, recapitalization, merger, reorganization or similar event will also be held by the Corporation or its agent. All such Common Stock evidenced thereby will be subject to the forfeiture provisions, limitations on transferability and all other restrictions herein contained.

(b)
With regard to any shares of restricted Common Stock which cease to be subject to restrictions pursuant to Section 3, the Corporation will, within sixty (60) days of the date such shares cease to be subject to restrictions, transfer Common Stock for such shares free of all restrictions set forth in the Plan and this Agreement to the Grantee or the Grantee's designee, or in the event of such Grantee's death subsequent to expiration of the Restriction Period, to the Grantee's legal representative, heir or legatee.

(c)
By accepting shares of restricted Common Stock, the Grantee agrees not to sell shares at a time when applicable laws or the Corporation's rules prohibit a sale. This restriction shall apply as long as the Grantee is an employee, consultant or director of the Corporation or a Subsidiary. The Grantee agrees, if requested by the Corporation, to hold such shares for investment and not with a view of resale or distribution to the public, and if requested by the Corporation, the Grantee must deliver to the Corporation a written statement satisfactory to the Corporation to that effect.

7.	Shareholder's Rights. Subject to the terms of this Agreement, during the Restriction Period:

(a)
The Grantee will have, with respect to the restricted Common Stock, the right to vote all shares of the restricted Common Stock received under or as a result of this Agreement, including shares which are subject to the restrictions on transfer in Section 2 and to the forfeiture provisions in Section 4 and (if applicable) the holding requirements in Section 6 of this Agreement.

(b)
The Grantee shall not be paid any dividends with respect to the restricted Common Stock until each Restricted Period ends. At the time of vesting, the Grantee shall receive a cash payment equal to the aggregate dividends (without interest) that the Grantee would have received if the Grantee had owned all the shares in which the Grantee had vested for the period beginning on the date of grant of those shares, and ending on the date of vesting. By way of example, when the Restricted Period ends for Group B awards, Grantee will be entitled to two years of accumulated dividends from the date of grant to the 2nd anniversary date. No dividends shall be paid to the Grantee with respect to any shares of restricted Common Stock that are forfeited by the Grantee.

8.
Regulatory Compliance. The issue of shares of restricted Common Stock and Common Stock will be subject to full compliance with all then-applicable requirements of law and the requirements of the exchange upon which Common Stock may be traded, as set forth in the Plan. Furthermore, the Corporation shall have the right to refuse to issue or transfer any shares under this Agreement if the Corporation, acting in its absolute discretion determines that the issuance or transfer of such Common Stock might violate any applicable law or regulation.

9.
Withholding Tax. The Grantee agrees that, in the event that the award and receipt of the restricted Common Stock or the expiration of restrictions thereon results in the Grantee's realization of income which for federal, state or local income tax purposes is, in the opinion of counsel for the Corporation, subject to withholding of tax at source by the Grantee's employer, the Grantee will pay to such Grantee's employer an amount equal to such withholding tax or make arrangements satisfactory to the Corporation regarding the payment of such tax (or such employer on behalf of the Corporation may withhold such amount from Grantee's salary or from dividends paid by the Corporation on shares of the restricted Common Stock or any other compensation payable to the Grantee). In addition, the Corporation shall have the right to retain or sell without notice sufficient Common Stock to cover the amount of any such tax required to be withheld with respect to such Common Stock being issued or vested, remitting any balance to the Grantee. Alternatively, if the Grantee makes a proper Code Section 83(b) election, the Grantee must notify the Corporation in accordance with the requirements of Code Section 83(b) and promptly pay the Corporation the applicable federal, state and local withholding taxes due with respect to the shares of restricted Common Stock subject to the election.

10.
Investment Representation. The Grantee represents and agrees that if he or she is awarded and receives the restricted Common Stock at a time when there is not in effect under the Securities Act of 1933 a registration statement pertaining to the shares and there is not available for delivery a prospectus meeting the requirements of Section 10(A)(3) of said Act, (i) he or she will accept and receive such shares for the purpose of investment and not with a view to their resale or distribution, (ii) that upon such award and receipt, he or she will furnish to the Corporation an investment letter in form and substance satisfactory to the Corporation, (iii) prior to selling or offering for sale any such shares, he or she will furnish the Corporation with an opinion of counsel satisfactory to the Corporation to the effect that such sale may lawfully be made and will furnish the Corporation with such certificates as to factual matters as the Corporation may reasonably request, and (iv) that certificates representing such shares may be marked with an appropriate legend describing such conditions precedent to sale or transfer.

11.
Federal Income Tax Election. The Grantee hereby acknowledges receipt of advice that, pursuant to current federal income tax laws, (i) he or she has thirty (30) days in which to elect to be taxed in the current taxable year on the fair market value of the restricted Common Stock in accordance with the provisions of Internal Revenue Code Section 83(b), and (ii) if no such election is made, the taxable event will occur upon expiration of restrictions on transfer at termination of the Restriction Period and the tax will be measured by the fair market value of the restricted Common Stock on the date of the taxable event.

12.
Adjustments. If, after the date of this Agreement, the Common Stock of the Corporation is, as a result of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, stock dividend, stock split, reverse stock split, property dividend, share repurchase, share combination, share exchange, issuance of warrants, rights or debentures or other change in corporate structure of the Corporation, increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or of another corporation, then:

(a)
there automatically will be substituted for each share of restricted Common Stock for which the Restriction Period has not ended granted under the Agreement the number and kind of shares of stock or other securities into which each outstanding share is changed or for which each such share is exchanged; and

(b)
the Corporation will make such other adjustments to the securities subject to provisions of the Plan and this Agreement as may be appropriate and equitable; provided, however, that the number of shares of restricted Common Stock will always be a whole number.

13.	Non‑solicitation and Non-disclosure of Confidential Information.

(a)
Non‑solicitation of Clients. During the Grantee's employment with the Corporation or any Affiliated Companies (as defined below) and for a period of two years after Grantee is no longer employed by any Affiliated Companies, Grantee shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for the Corporation or any Affiliated Companies):

(i)
Contact or attempt to contact any Applicant, Borrower, or Referral Partner of the Corporation or an Affiliated Company that the Grantee has had contact with or solicited in the last two (2) years of the Grantee’s employment for the purpose of disparaging the Corporation or an Affiliated Company, inducing or attempting to induce the Applicant, Borrower, or Referral Partner to terminate his/her business relationship with the Corporation or an Affiliated Company or soliciting the Applicant, Borrower, or Referral Partner to obtain financing other than with the Corporation or an Affiliated Company;

(ii)	Solicit (as defined below) any person or entity located in the Restricted Territory for the provision of any Restricted Services;

(iii)
Solicit or attempt in any manner to persuade any Client of any Affiliated Company to cease to do business, to refrain from doing business or to reduce the amount of business which any Client has customarily done or contemplates doing with any of the Affiliated Companies; or

(iv)	Interfere with or damage (or attempt to interfere with or damage) any relationship between any Affiliated Company and any Client.

(b)
Non‑solicitation of Employees; No Hire. During the Grantee's employment with the Corporation or any Affiliated Company and for a period of one year after Grantee is no longer employed by the Corporation or any Affiliated Companies, Grantee shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for any Affiliated Company):

(i)
Solicit any employee, officer, director, agent or independent contractor of any Affiliated Company to terminate his or her relationship with, or otherwise refrain from rendering services to, any Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Affiliated Company's relationship with any of its employees, officers, directors, agents or independent contractors; or

(ii)
Hire, attempt to hire, employ or engage any person who, at any time within the two-year period immediately preceding such hire, or attempt to hire, employment or engagement, was an employee, officer or director of any Company or Affiliated Company.

(iii)
During the Grantee’s employment with the Corporation or any Affiliated Company and for a period of one year after Grantee is no longer employed by the Corporation or any Affiliated Companies, be employed by a Competitive Entity in the same capacity as the capacity the Grantee was employed with by the Corporation or provide the same services to a Competitive Entity as those the Grantee provided in the previous year of employment with the Corporation in the Restricted Territory.

(c)	Non-disclosure of Confidential Information.

(i)
During Grantee's employment with Corporation or any Affiliated Company and after the termination of such employment for any reason, Grantee shall not, without the prior written consent of the General Counsel of Corporation (or such person's designee) or as may be otherwise required by law or legal process, communicate or divulge any Confidential Information to any person or entity other than Corporation or an Affiliated Company, their employees, and those designated by Corporation or an Affiliated Company, or use any Confidential Information except for the benefit of Corporation or an Affiliated Company. Upon service to Grantee of any subpoena, court order or other legal process requiring Grantee to disclose Confidential Information, Grantee shall immediately provide written notice to Corporation of such service and the content of any Confidential Information to be disclosed.

(ii)
Immediately upon the termination of Grantee's employment with Corporation or an Affiliated Company for any reason, Grantee shall return to Corporation or the applicable Affiliated Company all Confidential Information in Grantee's possession, including but not limited to any and all copies, reproductions, notes, or extracts of Confidential Information in paper or electronic form.

(d)
Defined Terms. Unless otherwise defined in this Agreement, capitalized terms shall have the same meaning as that in the Plan. For purposes of this Agreement, the following terms shall have the meaning set forth below:

(i)
"Affiliated Companies" shall mean the Corporation, all of its subsidiaries, and any other entities controlled by, controlling, or under common control with the Corporation, including any successors thereof, except that, following the consummation of a Change in Control, for purposes of Sections 12(a) and 12(b), Affiliated Companies shall be limited to the Corporation and it subsidiaries as of immediately prior to the consummation of such Change in Control.

(ii)	“Applicant” shall include any potential borrower who has executed a term sheet with the Corporation or an Affiliated Company during the period of two (2) years prior to the termination of employment.

(iii)	“Borrower” shall include any borrower who has entered into a loan with the Corporation during the period of two (2) years prior to the termination of employment.

(iv)
“Client” shall mean the customers or clients of the Company or any Affiliated Company and shall include any and all individuals, organizations, or business entities that: (a) were actual customers or clients of the Company or any Affiliated Company during Grantee’s employment by the Company or any Affiliated Company, or which were prospective customers of the Company or any Affiliated Company during Grantee’s employment; and (b) with which or whom Grantee had contact or about whom Grantee obtained Confidential Information during the Term from the Company or any Affiliated Company. For purposes of this definition, an individual, organization, or business entity is a “prospective” client or customer of the Company or any Affiliated Company if the Grantee or any other the Company or any Affiliated Company employee, officer or manager took steps to obtain or secure the business of the individual, organization, or business entity.

(v)
“Competitive Entity” shall mean a corporation, partnership, proprietorship, firm, association or other business entity which competes with, or otherwise lends to (A) insurance professionals or provides capital including, but not limited to, purchasing of insurance commissions, to insurance professionals through leveraging insurance and annuity commission streams, (B) registered investment advisers, (C) automobile finance companies or automobile dealers, or (D) licensed professional practices, including, but not limited to, certified professional accounts, doctors, dentists or attorneys (each a “Lending Line”, collectively, the “Lending Lines”); provided, however, that if the Corporation or an Affiliated Company is no longer actively lending to a Lending Line, then this prohibition shall not apply to such Lending Line.

(vi)
"Confidential Information" shall mean all trade secrets, proprietary data, and other confidential information of or relating to any Affiliated Company, including without limitation financial information, information relating to business operations, services, promotional practices, and relationships with customers, suppliers, employees, independent contractors, or other parties, and any information which any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound, provided that Confidential Information shall not include information that is or becomes available to the general public and did not become so available through any breach of this Agreement by Grantee or Grantee's breach of a duty owed to the Corporation.

(vii)
"Referral Partner" as used in this Agreement shall include any party with whom the Corporation has an active agreement as a referral source or who has referred a loan, which has funded to the Corporation during the period of two (2) years prior to the termination of employment.

(viii)
"Restricted Territory" means, because of the nature of the business which is not dependent upon the physical location or presence of the Corporation or the Grantee, the broadest geographic region enforceable by law (excluding any location where this type of restriction is prohibited by law) is as follows: (A) the State of Indiana and any state in which the Corporation has originated any loans, sold any products, or provided any services by the Grantee during the one (1) year immediately preceding the Grantee’s termination of employment, whether voluntary or involuntary; and (B) each state, commonwealth, territory, province or other political subdivision located in North America in which the Corporation originated loans or provided banking services and to which Grantee provided services during the one (1) year immediately preceding the Grantee’s termination of employment, whether voluntary or involuntary.

(ix)
"Solicit" shall mean any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action; provided, however, that the term "Solicit" shall not include general advertisements by an entity with which Grantee is associated or other communications in any media not targeted specifically at any specific individual described in Section 12(a) or 12(b).

(e)
Enforcement; Remedies; Blue Pencil. Grantee acknowledges that: (i) the various covenants, restrictions, and obligations set forth in this Section 13 are separate and independent obligations, and may be enforced separately or in any combination; (ii) the provisions of this Section 13 are fundamental and essential for the protection of the Corporation's and the Affiliated Companies' legitimate business and proprietary interests, and the Affiliated Companies (other than the Corporation) are intended third-party beneficiaries of such provisions; (iii) such provisions are reasonable and appropriate in all respects and impose no undue hardship on Grantee; and (iv) in the event of any violation by Grantee of any of such provisions, the Corporation and, if applicable, the Affiliated Companies, will suffer irreparable harm and their remedies at law may be inadequate. In the event of any violation or attempted violation of any provision of this Section 13 by Grantee, the Corporation and the Affiliated Companies, or any of them, as the case may be, shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies that may then be available to them, including, without limitation, money damages and the cessation of the payment or provision of the issuance of stock awards as contemplated under Section 6. If any of the covenants set forth in this Section 13 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining such covenants shall not be affected thereby.

14.
Employment Claims. In return for the benefits that Grantee may receive under this Agreement and for continued employment, Grantee agrees not to commence any action or suit related to Grantee's employment by the Corporation or an Affiliated Company:

(a)	More than six months after the termination of Grantee's employment, if the action or suit is related to the termination of Grantee's employment; or

(b)	More than six months after the event or occurrence on which Grantee's claim is based, if the action or suit is based on an event or occurrence other than the termination of Grantee's employment.

Grantee agrees to waive any statute of limitations that is contrary to this paragraph.

15.
Notices. Each notice relating to this Agreement must be in writing and delivered in person or by registered mail to the Corporation at its office, 255 East Fifth Street, Suite 700, Cincinnati, Ohio 45202, attention of the Secretary, or at such other place as the Corporation has designated by notice. All notices to the Grantee or other person or persons succeeding to his or her interest will be delivered to the Grantee or such other person or persons at the Grantee's address as specified in a notice filed with the Corporation.

16.
Determinations of the Corporation Final. Any dispute or disagreement which arises under, as a result of, or in any way relates to the interpretation or construction of this Agreement will be determined by the Board of Directors of the Corporation or by a committee appointed by the Board of Directors of the Corporation (or any successor corporation). The Grantee hereby agrees to accept any such determination as final, binding and conclusive for all purposes.

17.	Successors. All rights under this Agreement are personal to the Grantee and are not transferable except that in the event of the Grantee's death, such rights are transferable to the Grantee's legal representatives, heirs or legatees. This Agreement will inure to the benefit of and be binding upon the Corporation and its successors and assigns.

18.
Obligations of the Corporation. The liability of the Corporation under the Plan and this Agreement is limited to the obligations set forth therein. No term or provision of the Plan or this Agreement will be construed to impose any liability on the Corporation in favor of the Grantee with respect to any loss, cost or expense which the Grantee may incur in connection with or arising out of any transaction in connection therewith.

19.
No Employment Rights. Nothing in the Plan or this Agreement or any related material shall give the Grantee the right to continue in the employment of the Corporation or any subsidiary of the Corporation or adversely affect the right of the Corporation or any subsidiary of the Corporation to terminate the Grantee's employment with or without Cause at any time.

20.	Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Ohio.

21.
Plan. The Plan will control if there is any conflict between the Plan and this Agreement and on any matters that are not contained in this Agreement. A copy of the Plan has been provided to the Grantee and is incorporated by reference and made a part of this Agreement. Capitalized terms used but not specifically defined in this Agreement will have the definitions given to them in the Plan.

22.
Entire Agreement. This Agreement and the Plan supersede any other agreement, whether written or oral, that may have been made or entered into by the Corporation and/or any of its subsidiaries and the Grantee relating to the shares of restricted Common Stock that are granted under this Agreement. This Agreement and the Plan constitute the entire agreement by the parties with respect to such matters, and there are no agreements or commitments except as set forth herein and in the Plan. The terms of this Agreement do not replace or supersede the terms of any agreement or incentive compensation arrangement the Grantee is subject to that includes provisions concerning confidentiality, non-competition or non-solicitation by the Grantee (a "non-solicitation agreement"). Any non-solicitation agreement that Grantee is subject to shall remain in full force and effect as written without impact from this Agreement.

23.
Captions; Counterparts. The captions in this Agreement are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in any number of counterparts, each of which will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement for Restricted Stock Award has been executed and dated by the parties hereto as of the day and year first above written.
FIRST FINANCIAL BANCORP.

By:     ______________________________________

Claude E. Davis
Title:     Chief Executive Officer

<Enter Employee Name>
By clicking on the "I ACCEPT" button where this Agreement appears in Merrill Lynch Benefits Online, or "BOL," you are electronically signing this Agreement, and thus, agreeing to all of the terms and conditions of this Agreement.

2017 Restricted Stock Award (Amended and Restated 2012 Stock Plan)

APPENDIX A

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

PROSPECTUS

FIRST FINANCIAL BANCORP.
AMENDED AND RESTATED 2012 STOCK PLAN

Common Shares, no par value per share

Trading Symbol: FFBC (NASDAQ Stock Market LLC)

First Financial Bancorp., an Ohio corporation, is offering up to 1,750,000 shares of its common stock, no par value (“Common Shares”), under the First Financial Bancorp. Amended and Restated 2012 Stock Plan (the “Plan”).

This Prospectus summarizes the principal features of the Plan as of May 23, 2017. If there are any differences between the Plan as described in this Prospectus and the Plan itself, the terms of the Plan will govern. References in this Prospectus to the “Company,” “First Financial,” “we,” “us” or “our” refer to First Financial Bancorp.

Definitions of all capitalized terms that are used in this Prospectus without definition can be found at end of this Prospectus. These definitions are taken from the Plan.

Neither the Securities and Exchange Commission (the “SEC”), nor any state securities commission, nor any bank regulatory agency, has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 23, 2017.

Documents Incorporated by Reference

We are incorporating certain documents into this Prospectus by reference, which means that we are disclosing important information to you by referring you to documents that contain such information. The information incorporated by reference is an important part of this Prospectus, and information we file later with the Securities and Exchange Commission (the “SEC”) will automatically update and supersede the information in this Prospectus and information in documents incorporated by reference. We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	other reports that we have filed with the SEC under Section 13(a) of the Securities
Exchange of 1934, as amended (the “Exchange Act”), since December 31, 2016;

•	the definitive proxy statement for our 2017 Annual Meeting of Shareholders, filed on April 13, 2017; and

•
the description of our Common Shares contained in our Registration Statement on Form S-3 (File No. 333-197771) filed with the SEC on July 31, 2014, or contained in any subsequent amendment or report filed for the purpose of updating such description.

We are also incorporating by reference into this Prospectus all documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information contained in a Current Report on Form 8-K, or any exhibit thereto, that is furnished to, rather than filed with, the SEC) after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all of the Common Shares offered under the Plan have been sold or which deregisters all such Common Shares then remaining unsold.
Upon written or oral request, we will provide, without charge, to each person to whom this Prospectus is delivered: (i) copies of the documents incorporated by reference into this Prospectus but not delivered with this Prospectus (excluding exhibits); (ii) a copy of our annual report to shareholders for our latest fiscal year; (iii) copies of all reports, proxy statements and other communications distributed to our shareholders generally; and (iv) additional information regarding the Plan and the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) which administers the Plan. Requests may be directed to the attention of General Counsel, in writing, at First Financial Bancorp., 255 E. Fifth Street, Suite 2900, Cincinnati, Ohio 45202.
Description of the Plan

General Information

The purpose of the Plan is to recognize the contributions made to First Financial and its subsidiaries by employees and non-employee directors, to provide such persons with additional incentive to devote themselves to the future success of First Financial and its subsidiaries, and to enhance the ability of First Financial and its subsidiaries to attract, retain and motivate such individuals by providing them with the opportunity to acquire or increase their proprietary interest in First Financial. The Plan serves these purposes by making equity- and cash-based awards (“Awards”) available for grant to eligible participants in the form of:

•	Stock options to purchase Common Shares (“Options”), either in the form of incentive stock options (“ISOs”) or nonqualified stock options (“NQSOs”);

•	Stock appreciation rights (“SARs”);

•	Restricted Common Shares (“Restricted Stock”);

•
Stock Units that give the recipient the right to receive a cash payment based on the fair market value of a specified number of Common Shares on the date of exercise or the right to receive a specified number of Common Shares on the date of exercise (“Stock Units”); and

•	Restricted Stock, Options, SARs, Stock Units or other awards with performance-based conditions on vesting or exercisability (“Performance Awards”).

Administration

The Plan is administered by the Compensation Committee, which is comprised solely of “independent directors” within the meaning of the Nasdaq Stock Market Marketplace Rules (the “Nasdaq Rules”). To the extent that the Board determines it is appropriate for the compensation realized from Awards to be considered “performance based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee will be composed of two or more members who are “outside directors” within the meaning of Section 162(m) of the Code (and the Treasury Regulations promulgated thereunder), and, to the extent the Board determines it is appropriate for awards under the Plan to qualify for the exemption available under SEC Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, the Committee will be composed of two or more members who are “non-employee directors” within the meaning of Rule 16b-3. The members of the Compensation Committee do not serve fixed terms but may be appointed or removed at any time by the Board.

In its capacity as plan administrator, the Compensation Committee determines the type of each Award granted, the terms and conditions of each Award and, subject to limitations in the Plan, the individuals to whom Awards will be granted. The Compensation Committee also has full power and authority to (i) promulgate, amend and rescind rules and regulations relating to administration of the Plan, (ii) interpret the Plan and all related award agreements and (iii) exercise discretion in making any other determinations that it deems necessary or desirable for administration of the Plan. Any action taken by the Compensation Committee will be final, binding and conclusive.

Common Shares Subject to the Plan

Subject to the adjustments discussed below, the aggregate number of Common Shares available for the grant of Awards under the Plan will equal (i) 1,750,000 Common Shares plus (ii) 422,807, the number of Common Shares available for issuance under the 2012 Stock Plan. Common Shares issued under the Plan may consist of authorized, but unissued, Common Shares or treasury shares.

Upon the grant of an Award, we will reduce the number of Common Shares available for issuance under the Plan by an amount equal to the number of Common Shares subject to such Award. In the case of any SAR which is settled in Common Shares, we will count the gross number of Common Shares subject to the SAR against the number of Common Shares available for future Awards, regardless of the number of Common Shares used to settle the SAR upon its exercise. In addition, Common Shares subject to an Award that are used to pay the exercise price of such Award, are tendered in satisfaction of any condition to a grant of an Award or are withheld or repurchased by First Financial to satisfy any taxes required to be withheld with respect to a taxable event arising under such Award will not again be available for issuance under the Plan. However, any Common Shares subject to Awards that are forfeited will again become available for issuance under the Plan.

The Compensation Committee may not grant any Award under the Plan exceeding the following limitations:

•	Any participant may not receive Options or SARs covering more than 250,000 Common Shares in any calendar year;

•
Performance Awards (as defined below) granted to any employee in any calendar year may not cover more than 250,000 Common Shares, if to be settled in Common Shares, or an amount equal to the Fair Market Value of 250,000 common shares on the date on which the Award is settled, if to be settled in cash;

•	ISOs granted pursuant to the Plan may not cover more than 500,000 Common Shares in the aggregate;

•	The Fair Market Value of ISOs granted to any Employee,

•	Awards of Restricted Stock and Stock Units granted under the Plan may not cover more than the full amount of Common Shares subject to the Plan in the aggregate; and

•	Awards to any Non-Employee Director in any twelve-month period may not cover more than 40,000 shares in the aggregate.

Adjustment of Plan Shares

In the event of any Common Share dividend, Common Share split, or a corporate transaction, such as a reorganization, separation, liquidation, merger, consolidation or similar transaction affecting First Financial’s capitalization, the Compensation Committee shall make equitable adjustments to any of the following to reflect any change in capitalization of First Financial: (i) the number, kind and class of shares of First Financial for issuance under the Plan, (ii) the grant limitations imposed on Awards, as described above, (iii) the number, kind and class of shares of First Financial subject to Options, SARs, Restricted Stock grants, and Stock Unit grants; and (iv) the exercise price of Options and SARs.

Eligibility

Any employee of First Financial or its subsidiaries or any non-employee director of First Financial will be eligible to participate in the Plan. From time to time, the Compensation Committee may select the individuals to whom Awards will be granted, determine the number of Common Shares subject to each Award and the terms and conditions of each Award.

With respect to each Award granted under the Plan, we will enter into an award agreement with the participant which describes the terms and conditions of the Award, including (i) the type of Award and when and how it may be exercised or earned, (ii) any exercise price associated with the Award, (iii) how the Award will or may be settled and (iv) any other applicable terms and conditions affecting the Award.

Types of Awards

Stock Options and Stock Appreciation Rights

Options entitle the option holder to purchase shares at a price - the exercise price - to be established by the Committee. Options may be granted in the form of ISOs and NQSOs to employees and in the form of NQSOs to non-employee directors. ISOs are subject to certain additional restrictions under Section 422 of the Code, including that the fair market value of the Common Shares subject to ISOs exercisable by a participant for the first time in any calendar year may not exceed $100,000. SARs entitle the SAR holder to receive cash or Common Shares equal to the positive difference (if any) between the exercise price and the fair market value of the Common Shares underlying the SAR on the exercise date. The exercise price of any Option or SAR granted under the Plan may not be less than the fair market value of the underlying Common Shares (i.e., the closing price of the Common Shares on the NASDAQ Global Select Market) on the date of grant.

The Compensation Committee will determine the terms under which the Options and SARs vest and become exercisable, which terms may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals (or both) as established by the Compensation Committee in the applicable award agreement. The Plan requires Options and SARs to be subject to a minimum service requirement or a minimum performance requirement (or both) of not less than one year before they can vest; except that (i) up to 5% of the Common Shares available under the Plan may be granted pursuant to awards of Options, SARs, Restricted Stock or Stock Units with a vesting period of less than one year and (ii), subject to the “double trigger” requirements of the Plan, Awards may vest prior to one year as a result of a Change in Control, death or Disability (the “Vesting Limitation Exception”). Award agreements may allow the option or SAR holders to exercise vested Options or SARs upon his or her termination of service due to death, Disability or for other reasons determined by the Compensation Committee. The term for exercise of an Option or SAR may not exceed 10 years from the date of grant. Any part of an Option that has not be exercised by the end of the applicable term will expire and is forfeited.

A vested and exercisable Option may be exercised within the time period established by the Compensation Committee, by (i) providing written notice to the Compensation Committee or its delegate specifying the number of Common Shares to be purchased and (ii) furnishing payment in full of the exercise price for the specific number of Common Shares. The award agreement applicable to the Option may provide for payment of the exercise price (i) in cash, (ii) by previously acquired Common Shares (valued at the fair market value on the date of exercise) held for the period of time required by the Compensation Committee, (iii) through a cashless exercise (including by withholding Common Shares deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by applicable law), and/or (iv) through any combination of these methods approved by the Compensation Committee.

Upon exercise of a SAR, a participant will be entitled to receive an amount equal to the difference between (i) the fair market value of a Common Share on the exercise date and (ii) the exercise price per Common Share, multiplied by the number of Common Shares with respect to which the SAR is exercised. A SAR may be settled in Common Shares, cash or a combination thereof, as specified by the Compensation Committee in the related award agreement.

The Plan provides that the Compensation Committee may incorporate a provision in an Option agreement that gives the option holder the right to surrender his or her Option in whole or in part in lieu of the exercise of such Option and to receive a payment in cash or Common Shares (as determined by the Compensation Committee), or a combination of cash and Common Shares, equal in amount of the date of exercise to (i) the number of Common Shares with respect to which the Option surrender right is exercised multiplied by (ii) the positive difference between the fair market value of a Common Share on such date over the Option exercise price.

Restricted Stock

An award of Restricted Stock represents a grant of Common Shares that are issued subject to transfer restrictions and vesting requirements. The Compensation Committee will determine the terms and conditions of each Restricted Stock award, including the restriction period, the number of Common Shares subject to the Award and other terms and conditions applicable to the Restricted Stock, as specified in the award agreement. Vesting of the Restricted Stock may occur upon satisfaction of one or more stated conditions or terms including, without limitation, the achievement of specific performance goals or time-based service requirements; provided that awards of Restricted Stock must be subject to a minimum service requirement or a minimum performance requirement (or both) of not less than one year before they can vest, subject to the Vesting Limitation Exception as described above. The Common Shares underlying an award of Restricted Stock are subject to forfeiture if vesting does not occur.

Restricted Stock granted to a participant may not be sold, transferred, pledged or otherwise encumbered or disposed of during the restricted period established by the Compensation Committee. In the event a participant’s service with First Financial and its subsidiaries terminates prior to the vesting of a Restricted Stock award, that Award will be forfeited unless the terms of the Award, as approved by the Compensation Committee at the time of grant, provide (subject to the Plan’s minimum vesting requirements) for accelerated vesting or continued vesting. The Compensation Committee may impose additional restrictions on a participant’s right to dispose of or to encumber Restricted Stock, including satisfaction of performance objectives.

Stock Unit Awards

An award of Stock Units gives the recipient the right to receive, upon exercise of the Stock Units, (i) a cash payment based upon the fair market value of the number of Common Shares provided for in the award agreement at the time of exercise of the Stock Units, (ii) the number of Common Shares subject to the Stock Unit award, or (iii) the right to receive a combination of cash and Common Shares. Stock Units may vest as a result of continued service to First Financial or upon the achievement of applicable performance criteria established by the Compensation Committee; provided, that Stock Units granted under the Plan will be subject to a minimum service requirement or minimum performance requirement of not less than one year before they can vest, subject to the Vesting Limitation Exception. In the event a participant’s service with First Financial and its subsidiaries terminates prior to the vesting of a Stock Unit award, such Award will be forfeited unless the terms of the Award, as approved by the Committee at the time of grant and subject to the Plan’s minimum vesting requirements, provide for accelerated vesting or continued vesting.

Performance Awards.
The Compensation Committee may specify that the grant, retention, vesting or issuance of any Award under the Plan, including Awards in the form of Options, SARs, Restricted Stock, or Stock Units, or the amount paid under such Award, will be subject to or based upon performance objections or other standards of financial performance and/or personal performance evaluations.
The Compensation Committee may also grant awards of Restricted Stock and Stock Units in a manner that constitutes qualified “performance-based compensation” and is deductible by us under Section 162(m) of the Code and the Treasury Regulations promulgated thereunder. To qualify for this exemption, Performance Awards must be conditioned on the attainment of performance goals during a specified performance period, and the Compensation

Committee must establish these performance goals no later than 90 days after the performance period begins (or such other date as may be required under Section 162(m)).
Performance goals will be objectively measurable and will be based upon or relate to the achievement of a specified percentage or level of one or more of the following performance measures:

Assets	Average Total Common Equity	Deposits
Earnings Per Share	Economic Profit Added	Efficiency Ratio
Gross Margin	Gross Revenue	Internal Rate Of Return
Loans	Net Charge-Offs	Net Income
Net Income Before Tax	Net Interest Income	Non-Interest Expense
Non-Interest Income	Non-Performing Assets	Operating Cash Flow
Pre-Provision Net Revenue	Return On Assets	Return On Equity
Return On Risk Weighted Assets	Return On Sales	Stock Price
Tangible Equity	Total Shareholder Return

The selected performance goals may be set in any manner determined by the Compensation Committee, including in relation to peer groups or indexes and may relate to First Financial as a whole or one or more operating units of First Financial, including our subsidiaries or affiliates. Performance Awards granted under the Plan may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Compensation Committee may determine, provided that, if the Performance Awards are intended to qualify as performance-based compensation under Section 162(m), such additional terms and conditions are also not inconsistent with Section 162(m).
At the end of each performance period, the Compensation Committee will certify in writing the level of achievement with respect to each performance measure and determine the corresponding amount payable with respect to the applicable Performance Award.

To the extent consistent with Section 162(m) of the Code, the Compensation Committee may calculate performance goals relating to any Performance Award intended to qualify as “performance-based compensation” without regard to extraordinary items, and may adjust such performance goals in recognition of unusual or non-recurring events affecting the Company or its affiliates or changes in applicable tax laws or accounting principles. The Compensation Committee has the authority to exercise negative discretion and reduce (but not increase) the amount of a Performance Award actually paid to a participant.

Forfeiture or Clawbacks

In an award agreement applicable to any Award under the Plan, the Compensation Committee may provide that a participant’s rights, payments and benefits with respect to the Award will be reduced, cancelled, forfeited or subject to recoupment upon the occurrence of specified events, in addition to any vesting conditions imposed on such Award. These specified events may include, but are not limited to, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the applicable award agreement or otherwise applicable to the participant, a termination of the participant’s employment or service with First Financial or its subsidiaries for Cause, or other conduct by the participant that is detrimental to the business or reputation of First Financial.

Following the payment or vesting of any Award, the Compensation Committee may also determine that such payment or vesting was based on materially inaccurate financial statements, including, but not limited to, statements of earnings, revenues or gains, or any other materially inaccurate performance metric criteria, or that such Award is subject to recovery under any applicable law, regulation, exchange listing requirement or First Financial policy. Upon this determination, the participant will be obligated to pay to First Financial the portion of the cash paid or Common Shares issued to the participant upon the vesting of any such Award that the Compensation Committee determines was not earned, or the greater amount requirement by applicable law, regulation, exchange listing requirement or First Financial policy.

Change in Control

The Plan permits the Compensation Committee to include provisions in any award agreement relating to a Change in Control, such as provisions relating to the acceleration of the vesting, delivery or exercisability of, or the lapse of restrictions with respect to, any outstanding Awards; provided that in addition to any conditions provided for in such award agreement, any acceleration of the vesting, delivery or exercisability of, or the lapse of restrictions with respect to, any outstanding Awards in connection with a Change in Control may occur with respect to any participant who is an employee only if (i) the Change in Control occurs and (ii) the participant’s employment with First Financial or any of its subsidiaries is terminated without Cause or by the participant for Good Reason within 18 months (or such shorter period that is set forth in the award agreement) following such Change in Control.

Unless otherwise determined by the Compensation Committee, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of First Financial with or into any other entity or any transaction in which another person or entity acquires all of the issued and outstanding Common Shares or all or substantially all of the assets of First Financial and its subsidiaries, the Plan provides that an outstanding Award may be assumed or an award of equivalent value may be substituted by such successor entity or parent or subsidiary thereof, and such assumption or substitution shall not be deemed to violate the Plan or any provision of the applicable award agreement.

The Plan also provides that, unless otherwise determined by the Compensation Committee, if an Award is subject to performance goals, in the event of a Change in Control, all incomplete performance periods in respect of such award in effect on the date the Change in Control occurs will end on the date of the Change in Control and the Compensation Committee will (i) determine the extent to which performance goals with respect to the applicable performance period have been met based upon such audited or unaudited financial information then available and (ii) cause to be paid to the participant a pro-rated amount of the Award (based on each completed day of the performance period prior to the Change in Control) based upon the Compensation Committee’s determination of the degree of attainment of the applicable performance goals or, if not determinable, assuming that the applicable target levels of performance have been attained (or on such other basis as the Compensation Committee determines to be appropriate); provided that in no event shall a participant become entitled to a payout in excess of the target level payout with respect to a performance goal for which the Compensation Committee has not determined the actual level of achievement.

Transferability

Except as otherwise provided in a related award agreement, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, and during the participant’s lifetime, may be exercised only by the participant (or his or her personal representative or guardian if the participant is incapacitated).

Tax Withholding

The Compensation Committee may require payment, or withhold payments made pursuant to Awards, to satisfy applicable tax withholding requirements.

Rights as a Shareholder

Until exercised, holders of Options will have no rights as a shareholder with respect to those Options. With respect to shares of Restricted Stock, except as limited by the Plan or applicable award agreement, the recipient shall have all of the voting rights of a shareholder of First Financial with respect to the same class of shares as are represented by such Restricted Stock. With respect to SARs and Stock Units exercisable for Common Shares, a participant shall have no voting rights with respect to such awards until the shares underlying such Awards are properly issued to the participant.

In no event may cash dividends to be paid with respect to Restricted Stock or Stock Units become payable before the date such Restricted Stock or Stock Units have become fully vested and nonforfeitable. Any cash dividends paid with respect to unvested shares of Restricted Stock shall be withheld by First Financial for the award holder’s account. The withheld cash dividends will be distributed to the award holder in cash or, at the discretion of the Compensation Committee, in Common Shares equal to the fair market value of the amount of such dividends upon the vesting and release of restrictions on such Restricted Stock. If such Restricted Stock is forfeited, then the award holder shall have no right to, and will forfeit, any such dividends. Unless otherwise set forth in the applicable award agreement which evidences a Stock Unit grant, cash dividends will be treated as reinvested in Common Shares at the fair market value of such Common Shares on the date of payment of such dividend and will increase the number of Common Shares subject to such Stock Unit grant.

If a Common Share dividend is declared on a share of Restricted Stock, such dividend will be treated as part of the grant of the related Restricted Stock, and a participant’s interest in such dividend will be forfeited or shall become vested at the same time as the Common Shares with respect to which the dividend was paid is forfeited or becomes vested and nonforfeitable. Unless otherwise set forth in the applicable award agreement, if a Common Share dividend is declared on any Common Shares described in a Stock Unit grant, such dividend shall increase the number of Common Shares described in such Stock Unit grant, but shall only be issuable if and when the related Stock Unit becomes exercisable.

Repricing

The Plan prohibits any repricing, replacement, re-grant or modification of Options or SARs that would reduce the exercise price of the Options or SARs without shareholder approval, other than in connection with a change in our capitalization or certain corporate transactions, as described above under the heading “Adjustment of Plan Shares.”

Term of the Plan

The Plan will continue until May 23, 2022.

Termination and Amendment of the Plan

Unless earlier terminated by the Board or Compensation Committee, the Plan will terminate on May 23, 2022, which is five years after the date of the Plan’s approval by our shareholders. Termination of the Plan will not affect any Awards granted under the Plan prior to such termination.

The Board or Compensation Committee may, at any time and for any reason, suspend or terminate the Plan or, from time to time, amend the Plan, provided that any amendment must be submitted to our shareholders for approval if required by federal or state law or regulation or by the Nasdaq Rules. In the event that the Plan is suspended or terminated, the Compensation Committee may contribute to exercise the powers given to it under the Plan with respect to awards granted prior to such suspension or termination.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income tax consequences relating to participation in the Plan. This summary is based on U.S. federal tax laws and Treasury Regulations in effect on the date of this Prospectus and does not purport to be a complete description of the U.S. federal income tax laws. In addition, this summary does not constitute tax advice or describe federal employment, state, local or foreign tax consequences. Each participant should consult with his or her tax advisor concerning the U.S. federal income tax and other tax consequences of participating in the Plan.

Options. There are no federal income tax consequences to a participant or to First Financial upon the grant of an ISO or an NQSO under the Plan.

Upon exercise of an NQSO, the option holder generally recognizes ordinary income in an amount equal to: (i) the fair market value of the acquired shares on the date of exercise, reduced by (ii) the exercise price the participant pays for the shares received in the exercise. Provided First Financial satisfies applicable reporting requirements, it is entitled to a tax deduction in the same amount as the participant includes as ordinary income.

An Option retains its status as an ISO during the period the option holder is an employee and, if the ISO does not expire at termination of employment, for three months after such termination of employment (with certain exceptions for death and disability). Upon the exercise of an ISO, an option holder generally recognizes no immediate taxable income. When the option holder sells shares acquired through the exercise of an ISO, the gain is treated as long-term capital gain (or the loss is a long-term capital loss) unless the sale is a “disqualifying disposition.” A “disqualifying disposition” occurs if the option holder sells shares acquired on exercise within two years from the grant date of the ISO or within one year from the date of exercise. On a disqualifying disposition, the option holder includes the gain realized on the sale of the shares as ordinary income (or ordinary loss). Gain (or loss) is determined by subtracting the exercise price paid from the greater of (i) the fair market value of the shares on the exercise date, or (ii) the amount realized by the option holder on the date of sale. The gain may constitute a tax preference item for computing the participant’s alternative minimum tax.

Generally, First Financial will not be entitled to any tax deduction for the grant or exercise of an ISO. If, however, the sale of shares acquired through exercise of an ISO is a disqualifying disposition, then provided it satisfies applicable reporting requirements, First Financial will be entitled to a deduction in the same amount the participant includes in income.

SARs. There are no federal income tax consequences to either a participant or First Financial upon the grant of a SAR. However, the participant generally will recognize ordinary income upon the exercise of a SAR in an amount equal to the aggregate amount of cash and the fair market value of the shares received upon exercise. Provided it satisfies applicable reporting requirements, First Financial will be entitled to a deduction equal to the amount included in the participant’s income.

Restricted Stock. Except as otherwise provided below, there are no federal income tax consequences to either a participant or to First Financial as a result of the grant of Restricted Stock. The participant recognizes ordinary income in an amount equal to the fair market value on the date of vesting of the Restricted Stock. Subject to Section 162(m), and provided First Financial satisfies applicable reporting requirements, it will be entitled to a corresponding deduction. Notwithstanding the above, a recipient of a Restricted Stock grant that is subject to a substantial risk of forfeiture may make an election under Section 83(b) of the Code, within 30 days after the date of the grant, to recognize ordinary income as of the date of grant and First Financial will be entitled to a corresponding deduction at that time.

Stock Units. When a Stock Unit is settled, the participant will recognize ordinary income in an amount equal to the fair market value of the Common Shares received or, if the Stock Unit is paid in cash, the amount paid.

Golden Parachute Payments. Awards that are granted, accelerated or enhanced upon the occurrence of, or in anticipation of, a change in control of First Financial may give rise, in whole or in part, to “excess parachute payments” under Section 280G and Code Section 4999. With respect to any excess parachute payment, the participant would be subject to a 20% excise tax on, and First Financial would be denied a deduction for, the “excess” amount.

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Section 162(m) of the Code. As previously discussed, Section 162(m) generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent such compensation exceeds $1 million per officer in any year. Certain limited exceptions to Section 162(m) apply with respect to “performance-based compensation” that complies with conditions imposed by Section 162(m) rules, provided the material terms of such performance goals are disclosed to and approved by shareholders, as the First Financial shareholders have done at the 2017 Annual Meeting on May 23, 2017. Options, SARs and Performance Awards granted under the Plan and described above are intended to constitute qualified performance-based compensation eligible for such exceptions.

Section 409A of the Code. We intend that, to the extent any provisions of the Plan or any awards granted under the Plan are subject to Section 409A of the Code (which relates to nonqualified deferred compensation), they will be interpreted and administered in good faith in accordance with Section 409A requirements and that the Compensation Committee will have the authority to amend any outstanding awards so that they are in compliance with Section 409A or qualify for an exemption from Section 409A. First Financial will not indemnify any participant for taxes or penalties imposed by Section 409A. To the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six month period immediately following the participant’s termination of employment or service will instead be paid on the first payroll date after the six-month anniversary of the participant’s separation from service (or the participant’s death, if earlier).

IRS CIRCULAR 230 DISCLOSURE: In order to ensure compliance with requirements imposed by the U.S. Internal Revenue Service, we inform you that any federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and it cannot be used, by any taxpayer for the purpose of (1) avoiding penalties that may be imposed under the U.S. Internal Revenue Code or (2) promoting, marketing, or recommending to another person, any transaction or other matter addressed herein.
Employee Retirement Income Security Act of 1974
The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended.
Restrictions on Resale
The Plan provides that the award agreement applicable to an Option, SAR, Restricted Stock award or Stock Unit award will provide that, upon receipt of Common Shares, as a result of the exercise of an Option (or any related surrender right) or a SAR or the satisfaction of the conditions for an award of Restricted Stock or Stock Units payable in Common Shares, the participant shall, upon the request of First Financial, hold such Common Shares for investment and not with a view to resale or distribution to the public and, if requested by First Financial, will deliver to the Company a satisfactory written statement to that effect. Other than upon the request of First Financial or as otherwise provided by the Compensation Committee, the Plan does not impose any restrictions on the resale of Common Shares issued under the Plan. Restrictions are imposed by the federal securities laws on the resale of Common Shares acquired under the Plan by persons deemed to be “affiliates” of the Company within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Our directors and executive officers are deemed to be affiliates. Any Common Shares held by an affiliate (including Common Shares acquired under the Plan) can only be resold pursuant to a registration statement under the Securities Act in which such affiliate is named as a selling shareholder or in a transaction in compliance with Rule 144 or another exemption under the Securities Act. To the extent applicable, participants in the Plan also must adhere to the Company’s insider trading policy.
Additional Provisions Affecting Certain Insiders
Any participants of the Plan who are executive officers or directors of the Company will be subject to the reporting requirements of Section 16(a) of the Exchange Act and thus subject to the short-swing profit liability provisions of the Exchange Act. Transactions involving Awards under the Plan may give rise to short-swing profit liability. Participants who are executive officers or directors must consult the Company’s Insider Trading Policy before selling any Common Shares acquired pursuant to the Plan.

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Reports
Annual reports as to the amount and status of the Awards granted to them under the Plan are available to all Participants through Award management system. In addition, the Company will furnish to participants in the Plan copies of all shareholder communications, such as proxy statements, reports and other communications distributed to the Company’s shareholders.
Defined Terms
When used in this Prospectus and in the Plan, the following capitalized terms shall have the meanings set forth below:
“Cause” means (i) an indictment of a participant of the Plan, or plea of guilty or plea of nolo contendere by such participant, to a charge of an act constituting a felony under the federal laws of the United States, the laws of any state, or any other applicable law, fraud, embezzlement, or misappropriation of assets, willful misfeasance or dishonesty, or other actions or criminal conduct which materially and adversely affects the business (including business reputation) or financial condition of First Financial or any of its subsidiaries or (ii) the continued failure of a participant of the Plan to perform substantially his or her employment duties with First Financial or any of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), observe all material obligations and conditions to be performed and observed by a participant under the Plan and any award agreement for an Award granted pursuant to the Plan, or perform his or her duties in accordance, in all material respects, with the policies and directions established from time to time by First Financial or any of its subsidiaries.
“Change in Control” means a change in control of First Financial of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect at the time of such “change in control.” A Change in Control shall also be deemed to have occurred for purposes of the Plan at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 35% or more of the combined voting power for election of directors of the then outstanding securities of First Financial or any successor of First Financial; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or whose election or nomination for election was previously so approved; (iii) there is a consummation of any reorganization, merger, consolidation or share exchange as a result of which the Common Shares of First Financial shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of First Financial) or any dissolution or liquidation of First Financial or any sale or the disposition of 50% or more of the assets or business of First Financial; or (iv) there is a consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding Common Shares of First Financial immediately before the consummation of such transaction beneficially own more than 65% of the outstanding shares of the common or other voting stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common or other voting stock of such successor or survivor corporation beneficially owned by the persons described in clause (A) above immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned Common Shares of First Financial immediately before the consummation of such transaction, provided the percentage described in clause (A) above of the beneficially owned shares of the successor or survivor corporation and the number of shares described above in this clause (B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of Common Shares of First Financial by the persons described in such clause (A) immediately before the consummation of such transaction.
“Disability” means, as determined by the Compensation Committee in its discretion exercised in good faith, (i) in the case of an Award that is exempt from the application of the requirements of Code Section 409A and is granted to a participant of the Plan who is covered by the Company’s long-term disability insurance policy or plan, if any, a physical or mental condition of the participant that would entitle him or her to payment of disability income payments under such long-term disability insurance policy or plan as then in effect, (ii) in the case of an Award that is exempt from the application of the requirements of Code Section 409A and is granted to a participant of the Plan who is not covered by the Company’s long-term disability insurance policy or plan for whatever reason, or in the event the

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Company does not maintain such a long-term disability insurance policy or plan, and for purposes of an ISO granted under the Plan, a permanent and total disability as defined in section 22(e)(3) of the Code and (iii) in the case of an Award that is not exempt from the application of the requirements of Code Section 409A, a physical or mental condition of a participant of the Plan where (A) the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. A determination of Disability may be made by a physician selected or approved by the Compensation Committee and, in this respect, the participant shall submit to an examination by such physician upon request by the Committee.
“Good Reason” means, in connection with a termination of employment by participant of the Plan following a Change in Control, a material reduction in such participant’s base compensation or a material adverse alteration in such participant’s position or in the nature or status of such participant’s employment responsibilities from those in effect immediately prior to the Change in Control.

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